FOR IMMEDIATE RELEASE

Contacts:	Jerry W. Nix, Vice Chairman and CFO – (770) 612-2048 Carol B. Yancey, Executive Vice President-Finance – (770) 612-2044 Sidney G. Jones, Vice President-Investor Relations – (770) 818-4628

GENUINE PARTS COMPANY
REPORTS FOURTH QUARTER AND FULL YEAR RESULTS FOR 2012

- 4th Quarter Sales up 3.5% and EPS up 20% -
- Record Sales and Earnings for 2012 -

Atlanta, Georgia, February 19, 2013 — Genuine Parts Company (NYSE: GPC) reports fourth quarter results and record sales and earnings for the year ended December 31, 2012.

Tom Gallagher, Chairman and Chief Executive Officer, announced today that sales in 2012 were $13.0 billion, up 4.5% compared to 2011. Net income for the year was $648 million, an increase of 15% compared to $565 million in 2011. Earnings per share on a diluted basis were $4.14, up 16% compared to $3.58 in 2011.

In December 2012 the Company’s pension plan was amended to freeze future benefit accruals for all participants as of December 31, 2013. In connection with this amendment, the Company recorded a one-time noncash curtailment gain of $23.5 million, which is included in our earnings results for the quarter and year.

Mr. Gallagher stated, “The record level of earnings achieved in 2012 reflects the third consecutive year of double-digit earnings growth for the Company. We further strengthened our financial condition with increased net income, an expanded operating margin and a continued emphasis on effectively managing the balance sheet. The progress in these areas produced record cash from operations for the year.”

Mr. Gallagher added, “Our total sales increase for the year was driven by respectable sales growth in three of our four businesses. The Automotive Group reported a 4% sales increase, led by solid progress in NAPA AutoCare and Major Accounts, our two primary commercial initiatives, combined with the incremental volume from the Quaker City acquisition. Motion Industries, our Industrial Group, increased sales by 7% for the year, driven by the combination of effective growth initiatives and a generally healthy industrial economy, although we did observe slower levels of manufacturing growth over the latter part of 2012. EIS, our Electrical/Electronic Group, was up 5% for the year. S.P. Richards, our Office Products Group, reported flat revenues in 2012 relative to 2011, as the industry-wide slowdown in office products consumption continued to pressure this segment.”

Fourth Quarter 2012

Sales increased 3.5% to $3.1 billion in the fourth quarter ended December 31, 2012, compared to sales of $3.0 billion for the same period in 2011. Net income in the fourth quarter was $160 million, an increase of 19% compared to $135 million in 2011. Diluted earnings per share in the fourth quarter were $1.03, up 20% compared to 86 cents per share for the fourth quarter of 2011.

In reviewing the quarter, Mr. Gallagher commented, “Revenue growth in 2012 proved to be more challenging as the year progressed, and is reflective of slowing industry trends across our businesses. However, despite these industry trends, we were able to report Automotive sales up 5% for the fourth quarter and Industrial Group sales were up 2%. The Electrical Group sales were down 2% and the Office Products Group produced its strongest quarterly sales results for the year, up 3% over the fourth quarter in 2011.”

Mr. Gallagher concluded, “As we turn our focus to the new year, we remain committed to our core objectives of growing sales and earnings, showing continued operating margin improvement, generating solid cash flows and maintaining a strong balance sheet. Further progress in each of these important areas will ensure another successful year in 2013.”

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. EST to discuss the results of the quarter, the year and the future outlook. Interested parties may listen to the call on the Company’s website, www.genpt.com, by clicking “Investor Services”, or by dialing 877-331-5106, conference ID 92943087. A replay will also be available on the Company’s website or at 855-859-2056, conference ID 92943087, two hours after the completion of the call until 12:00 a.m. Eastern time on March 6, 2013.

Forward Looking Statements

Some statements in this report, as well as in other materials we file with the Securities and Exchange Commission (SEC) or otherwise release to the public and in materials that we make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking. Forward-looking statements may relate, for example, to future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, slowing demand for the Company’s products, changes in general economic conditions, including, unemployment, inflation or deflation, high energy costs, uncertain credit markets and other macro-economic conditions, the ability to maintain favorable vendor arrangements and relationships, disruptions in our vendors’ operations, competitive product, service and pricing pressures, the Company’s ability to successfully implement its business initiatives in each of its four business segments, the Company’s ability to successfully integrate its acquired businesses, the uncertainties and costs of litigation, as well as other risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for 2011 and from time to time in the Company’s subsequent filings with the SEC.

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports to the SEC.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S.P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2012	2011	2012	2011
	(in thousands, except per share data)
Net sales	$3,118,966	$3,014,135	$13,013,868	$12,458,877
Cost of goods sold	2,208,308	2,121,535	9,235,777	8,852,837

Gross profit	910,658	892,600	3,778,091	3,606,040
Operating expenses:
Selling, administrative & other expenses	633,678	660,428	2,660,776	2,626,298
Depreciation and amortization	25,054	21,997	98,383	88,936

	658,732	682,425	2,759,159	2,715,234
Income before income taxes	251,926	210,175	1,018,932	890,806
Income taxes	91,701	75,218	370,891	325,690

Net income	$160,225	$134,957	$648,041	$565,116

Basic net income per common share	$1.03	$.87	$4.17	$3.61
Diluted net income per common share	$1.03	$.86	$4.14	$3.58
Weighted average common shares outstanding	154,952	155,567	155,413	156,656
Dilutive effect of stock options and
non-vested restricted stock awards	943	1,095	1,007	1,004

Weighted average common shares outstanding –
assuming dilution	155,895	156,662	156,420	157,660

GENUINE PARTS COMPANY and SUBSIDIARIES
SEGMENT INFORMATION AND FINANCIAL HIGHLIGHTS

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2012	2011	2012	2011
	(in thousands)
Net sales:
Automotive	$1,531,624	$1,460,152	$6,320,882	$6,061,424
Industrial	1,054,773	1,032,719	4,453,574	4,173,574
Office Products	402,942	391,403	1,686,690	1,689,368
Electrical/Electronic Materials	135,387	137,601	582,820	557,537
Other (1)	(5,760)	(7,740)	(30,098)	(23,026)

Total net sales	$3,118,966	$3,014,135	$13,013,868	$12,458,877

Operating profit:
Automotive	$122,491	$89,879	$540,678	$467,806
Industrial	78,117	89,139	352,119	337,628
Office Products	36,373	38,149	134,441	134,124
Electrical/Electronic Materials	12,456	10,283	50,910	40,663

Total operating profit	249,437	227,450	1,078,148	980,221
Interest expense, net	(4,914)	(5,628)	(19,619)	(24,608)
Intangible amortization	(3,811)	(1,942)	(12,991)	(6,774)
Other, net	11,214	(9,705)	(26,606)	(58,033)

Income before income taxes	$251,926	$210,175	$1,018,932	$890,806

Capital expenditures	$30,360	$39,537	$101,987	$103,469

Depreciation and amortization	$25,054	$21,997	$98,383	$88,936

(1) Represents the net effect of discounts, incentives and freight billed reported as a component of net sales.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec. 31,	Dec. 31,
	2012	2011
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$403,095	$525,054
Trade accounts receivable, net	1,490,028	1,461,011
Merchandise inventories, net	2,602,560	2,440,111
Prepaid expenses and other current assets	324,448	328,534

TOTAL CURRENT ASSETS	4,820,131	4,754,710
Goodwill and other intangible assets, less accumulated amortization	497,839	279,775
Deferred tax asset	279,463	261,608
Other assets	643,263	406,477
Net property, plant and equipment	566,365	500,204

TOTAL ASSETS	$6,807,061	$6,202,774

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade accounts payable	$1,681,900	$1,440,762
Current portion of debt	250,000	—
Income taxes payable	4,354	21,081
Dividends payable	76,641	70,021
Other current liabilities	474,743	480,684

TOTAL CURRENT LIABILITIES	2,487,638	2,012,548
Long-term debt	250,000	500,000
Retirement and other post-retirement benefit liabilities	572,988	493,721
Other long-term liabilities	488,256	442,914
Common stock	154,841	155,651
Retained earnings and other	3,344,538	3,070,394
Accumulated other comprehensive loss	(501,492)	(482,038)

TOTAL PARENT EQUITY	2,997,887	2,744,007
Noncontrolling interests in subsidiaries	10,292	9,584

TOTAL EQUITY	3,008,179	2,753,591

TOTAL LIABILITIES AND EQUITY	$6,807,061	$6,202,774

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended Dec. 31,
	2012	2011
	(in thousands)
OPERATING ACTIVITIES:
Net income	$648,041	$565,116
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	98,383	88,936
Share-based compensation	10,747	7,547
Excess tax benefits from share-based compensation	(11,018)	(5,356)
Other	10,808	(5,349)
Changes in operating assets and liabilities	149,477	(25,967)

NET CASH PROVIDED BY OPERATING ACTIVITIES	906,438	624,927
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(101,987)	(103,469)
Acquisitions and other	(549,880)	(128,028)

NET CASH USED IN INVESTING ACTIVITIES	(651,867)	(231,497)
FINANCING ACTIVITIES:
Proceeds from debt	750,000	250,000
Payments on debt	(750,000)	(250,000)
Stock options exercised	(7,043)	(1,049)
Excess tax benefits from share-based compensation	11,018	5,356
Dividends paid	(300,983)	(276,369)
Purchase of stock	(81,826)	(122,078)

NET CASH USED IN FINANCING ACTIVITIES	(378,834)	(394,140)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	2,304	(4,204)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(121,959)	(4,914)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	525,054	529,968

CASH AND CASH EQUIVALENTS AT END OF YEAR	$403,095	$525,054